As filed with the Securities and Exchange Commission on September 30, 2003
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
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BROWN & BROWN, INC.
(Exact name of registrant as specified in its charter)

Florida	59-0864469
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

220 South Ridgewood Avenue, Daytona Beach, Florida 32115
(Address of Principal Executive Office) (Zip Code)

BROWN & BROWN, INC.
2000 INCENTIVE STOCK OPTION PLAN FOR EMPLOYEES
(Full title of the plan)
___________________

Laurel L. Grammig, Esq.
Vice President, Secretary and General Counsel
Brown & Brown, Inc.
401 E. Jackson Street, Suite 1700
Tampa, Florida 33602
(Name and address of agent for service)
(813) 222-4100
(Telephone number, including area code, of agent for service)

Copies of all communications to:
Chester E. Bacheller, Esq.
Holland & Knight LLP
100 North Tampa Street, Suite 4100
Tampa, Florida 33602
Phone: (813) 227-6431
Fax: (813) 229-0134

If any of the securities being registered on this Form are to be offered on delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X

CALCULATION OF REGISTRATION FEE
Proposed
Title of	Amount	Maximum	Proposed	Amount of
Securities	to be	Offering price	Maximum	registration
to be registered	Registered(2)	per unit(3)	Offering price(3)	fee
Common Stock, par value $0.10 per share reserved under 2000 Incentive Stock Option Plan for Employees(1)	1,200,000	$30.99	$37,188,000	$3,008.51

(1) Including common stock purchase rights under the Rights Plan, dated as of July 30, 1999.

(2)The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends or similar transactions.

(3)Estimated solely for the purpose of calculating the registration fee.  The fee is calculated upon the basis of the average between the high and low sales prices for shares of common stock of the registrant as reported on the New York Stock Exchange on September 29, 2003.

EXPLANATORY NOTE

                Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 registers additional securities of the same class as other securities for which a registration statement, also filed on Form S-8 and relating to the Brown & Brown, Inc. 2000 Incentive Stock Option Plan for Employees (the "Plan"), is effective.  Accordingly, this Registration Statement hereby incorporates by reference the contents of the Registrant’s earlier registration statement on Form S-8, Registration No. 333-43018, filed with the Securities and Exchange Commission on August 3, 2000.  After giving effect to this filing, an aggregate of 2,400,000 shares of the Registrant’s common stock, par value $0.10 per share, have been registered and are authorized for issuance pursuant to the Plan.

INFORMATION REGARDING FINANCIAL STATEMENTS INCORPORATED
BY REFERENCE INTO THIS REGISTRATION STATEMENT

                The financial statements for the years ended December 31, 2000 and 2001 incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.  Arthur Andersen LLP has not consented to the inclusion of their report in this Registration Statement, and  the Registrant has dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the Securities Act of 1933, as amended (the "Securities Act").  Because Arthur Andersen LLP has not consented to the inclusion of their report in this Registration Statement, investors will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits

5.1	Opinion of Holland & Knight LLP re legality of the Common Stock.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2

Registrant has not obtained the consent of Arthur Andersen LLP.  See information above under the heading "Information Regarding Financial Statements Incorporated by Reference into this Registration Statement."

23.3	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (included on signature page).

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Brown & Brown, Inc., a corporation organized and existing under the laws of the State of Florida, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Daytona Beach, State of Florida, on September 30, 2003.

BROWN & BROWN, INC.

By: /S/ J. HYATT BROWN
___________________________________
J. Hyatt Brown, Chief Executive Officer

POWER OF ATTORNEY

     We, the undersigned officers and directors of Brown & Brown, Inc., hereby severally constitute and appoint Laurel L. Grammig, Thomas M. Donegan, Jr. and Cory T. Walker, each acting alone as an attorney-in-fact with the full power of substitution, for her and him and in her and his name, place and stead in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or either of their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
By: * J. Hyatt Brown	Chairman of the Board of Directors and Chief Executive Officer	September 30, 2003
By: * Cory T. Walker	Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	September 30, 2003
By: * Jim W. Henderson	President, Chief Operating Officer, Assistant Treasurer and Director	September 30, 2003
By: * Samuel P. Bell, III	Director	September 30, 2003
By: * Bradley Currey, Jr.	Director	September 30, 2003
By: * David H. Hughes	Director	September 30, 2003
By: * Theodore J. Hoepner	Director	September 30, 2003
By: * John R. Riedman	Director	September 30, 2003
By: * Jan E. Smith	Director	September 30, 2003

*By:
Laurel L. Grammig
Attorney-in-Fact

INDEX OF EXHIBITS

5.1	Opinion of Holland & Knight LLP re legality of the Common Stock.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2

Registrant has not obtained the consent of Arthur Andersen LLP.  See information above under the heading "Information Regarding Financial Statements Incorporated by Reference into this Registration Statement."

23.3	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (included on signature page).

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